Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Arbutus Biopharma Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, without par value, issuable under the Arbutus Biopharma Corporation 2016 Omnibus Share and Incentive Plan	Other	3,500,000(2)	$2.31(3)	$8,085,000(3)	0.0000927	$749.48

Total Offering Amounts					$8,085,000(3)		$749.48
Total Fee Offsets							—
Net Fee Due							$749.48

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Represents 3,500,000 common shares, without par value (the “Common Shares”), of Arbutus Biopharma Corporation available for issuance under the Arbutus Biopharma Corporation 2016 Omnibus Share and Incentive Plan.

(3)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per Common Share on July 29, 2022, as reported on the Nasdaq Global Select Market.